Exhibit 99.1

Form of Press Release Dated January 6, 2004

Contacts:

Debra Boyer

National Wine & Spirits, Inc.

317-636-6092

Louis Zweig

Glazer’s

972-702-0900

National Wine & Spirits, Inc. and Glazer’s Wholesale Distributors

Modify Partnership in Illinois

Indianapolis, IN, Dallas, TX – January 6, 2004—Today, Glazer’s Wholesale Distributors and National Wine & Spirits, Inc. (“NWS”) announced an agreement to modify their strategic partnership in the Illinois market. The companies have agreed that Glazer will become responsible for day-to-day operations in order to more effectively pursue distribution opportunities in the $1.3 billion Illinois Wine and Spirits wholesale market. Glazer will now be an 80% partner and NWS will retain 20%.

In commenting on the new agreement, Glazer’s Chief Operating Officer Barkley Stuart said “This transaction is indicative of our continued commitment to the Illinois market, and how bullish we are on the upside business potential there. In accordance with our new arrangement, we plan to take an increased and extremely active role in running Union Beverage, and we also plan to use our resources and talent across the Glazer system to make our upside a reality.”

About NWS

Indianapolis-based National Wine & Spirits, Inc. is one of the largest distributors of wine & spirits in the Midwest and one of the leading distributors of alcohol beverages in the U.S. NWS serves over 36,000 retail customers across Indiana, Illinois, Michigan and Kentucky.

About Glazer’s

Glazer’s is one of the largest wholesale distributors of Wines, Spirits, and Malt Beverage products in the United States. Glazer’s is a third generation family business that was founded in Dallas, Texas in 1933. Glazer’s has over 4,700 employees, and represents virtually every producer or industry supplier in its eleven states.

Forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause NWS’ actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in NWS’ periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2003, and its Form 10-Q for the three months ended September 30, 2003.